UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

Imperial Industries, Inc.
(Name of Registrant as Specified in its Charter)
_______________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Fee paid previously with preliminary materials.

☐
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September 19, 2012

***IMPORTANT***

Dear Imperial Industries, Inc. Shareholder:

We are sending you this reminder notice because you have not yet voted  your shares for the Special Meeting of Imperial Industries, Inc. shareholders to be held on October 17, 2012.

You are being asked to vote on a proposal to approve the merger agreement and a proposal to adjourn the Special Meeting should we need additional time to solicit proxies.

This Special Meeting is very important to your company and your investment in Imperial Industries, Inc.  Your board of Directors is asking you to vote your shares as soon as possible.

***Please Vote Today***

Imperial Industries, Inc. Board of Directors urges you to vote "FOR" each of the proposals outlined in the proxy statement previously sent to you.

We urge you to vote your shares immediately.  As a shareholder,  you have the right to vote over the Internet or by telephone, and we are asking you to do so now to save Imperial Industries, Inc further expense and to ensure that your vote is counted.  Instructions on how to vote over the telephone or Internet are enclosed in this package.

If you sign and return the enclosed form of proxy without indicating a difference choice, your shares will be voted "FOR" each of the proposals.

Thank you for your investment in Imperial Industries, Inc. and for voting your shares.  If you have any questions or need help voting your shares, please call our proxy solicitation firm, Morrow & Co., LLC at 1-800-460-1014.

Sincerely,

S. Daniel Ponce
Chairman of the Board
Pompano Beach, Florida